Exhibit 99.1

Targacept Reports Fourth Quarter and 2011 Financial Results

Winston-Salem, North Carolina, February 21, 2012 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the fourth quarter and year ended December 31, 2011.

Targacept reported a net loss of $9.8 million for the fourth quarter of 2011, compared to a net loss of $2.2 million for the fourth quarter of 2010. For the year ended December 31, 2011, Targacept reported a net loss of $8.5 million, compared to net income of $10.9 million for 2010. As of December 31, 2011, cash and investments in marketable securities totaled $249.3 million.

“We are continuing to execute on a business plan designed to advance the development of our robust pipeline of pharmacologically diverse NNR Therapeutics in therapeutic areas where there is a high unmet need and significant commercial opportunity,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “As the RENAISSANCE Program for TC-5214 nears completion, we remain focused on strategic prioritization and the optimal deployment of our cash resources to exploit our innovative science and pipeline.”

Recent Highlights and Program Updates:

TC-5214 (co-development with AstraZeneca)

•

Expect to report top-line results from two fixed dose trials (RENAISSANCE 4 and RENAISSANCE 5) and a long term study designed primarily to evaluate safety (RENAISSANCE 7) in the first half of 2012 in support of a potential second half of 2012 filing of a new drug application with the FDA as an adjunct to antidepressant therapy for major depressive disorder (MDD);

•

Reported top-line results from two flexible dose clinical trials (RENAISSANCE 2 and RENAISSANCE 3) that did not meet the primary endpoint, change in the Montgomery-Asberg Depression Rating Scale (MADRS) total score after eight weeks of adjunct treatment with TC-5214 as compared to placebo;

•	Recruitment continuing for the Phase 2b “switch” monotherapy study (known as the EXPLORER study) for patients with MDD who do not respond adequately to initial antidepressant therapy;

TC-5619

•

Initiated a Phase 2b study as a treatment for negative symptoms and cognitive dysfunction in schizophrenia; study planned to enroll approximately 450 patients with stable schizophrenia at U.S. and Eastern European sites, with a target of 80% tobacco users;

•

Initiated a Phase 2 study in adults with inattentive-predominant attention deficit/hyperactivity disorder (ADHDi) that is now planned to enroll approximately 152 patients at sites in the United States with top-line results expected in the second half of 2012;

TC-6987

•

Completed enrollment in Phase 2 studies in asthma and type 2 diabetes that are planned to guide the selection of indications for which this product candidate is best suited for later-stage development; expect to report top-line data from both studies in the first half of 2012;

AZD3480

•

Recruitment continuing in a Phase 2b potential registration study of AZD3480 head-to-head against donepezil in mild to moderate Alzheimer’s disease at sites predominantly in Eastern Europe and also in the United States; the Alzheimer’s Disease Assessment Scale-cognitive subscale (ADAS-Cog) and the Clinician Interview-Based Impression of Change Plus Caregiver Input (CIBIC-(+)) are co-primary endpoints of the study, with the Alzheimer’s Disease Cooperative Study — Activities of Daily Living Inventory (ADCS-ADL) replacing CIBIC-(+) as a co-primary endpoint for European regulatory purposes;

AZD1446

•

Announced that Targacept was informed of AstraZeneca’s plans to progress the development of AZD1446 as a treatment for Alzheimer’s disease, with the next study expected to be a Phase 2 study as an adjunct treatment to donepezil; and

Scientific Leadership

•	Remained at the forefront of NNR research, with the following publication authored by Targacept scientists:

•	Bencherif M, Stachowiak MK, Kucinski AJ, Lippiello PM. Alpha7 Nicotinic Cholinergic Neuromodulation May Reconcile Multiple Neurotransmitter Hypotheses of Schizophrenia. Med Hypotheses (in press).

Financial Results

Targacept reported a net loss of $9.8 million for the fourth quarter of 2011, compared to a net loss of $2.2 million for the fourth quarter of 2010. The net loss position for the 2011 period as compared to the 2010 period was primarily due to an increase in research and development expenses and a decrease in amounts recognized into revenue from payments previously received from AstraZeneca and GlaxoSmithKline. For the year ended December 31, 2011, Targacept reported a net loss of $8.5 million, compared to net income of $10.9 million for 2010. The change was primarily due to an increase in research and development expenses, partially offset by an increase in amounts recognized into revenue from payments previously received from AstraZeneca and GlaxoSmithKline. Non-cash stock-based compensation charges of $2.0 million and $1.2 million were recorded for the fourth quarters of 2011 and 2010, respectively, and $8.5 million and $4.9 million for the years ended December 31, 2011 and 2010, respectively.

Net operating revenues totaled $18.9 million for the fourth quarter of 2011, compared to $23.5 million for the fourth quarter of 2010. The lower net operating revenues for the 2011 period were principally attributable to a decrease of $2.4 million in recognition of deferred revenues associated with TC-5619, a one-time payment of $1.5 million received in the 2010 period under the U.S. Government’s Qualifying Therapeutic Discovery Project tax credit program and a decrease of $826,000 in recognition of deferred revenues associated with a previously concluded alliance with GlaxoSmithKline, partially offset by an increase of $323,000 in recognition of deferred revenues associated with AZD3480.

For the year ended December 31, 2011, net operating revenues totaled $97.6 million, compared to $85.7 million for 2010. The higher net operating revenues for 2011 were principally attributable to an increase of $15.1 million in recognition of deferred revenues associated with the concluded GlaxoSmithKline alliance, partially offset by a decrease of $1.8 million in recognition of deferred revenues associated with TC-5619 and $1.5 million received in the 2010 period under the U.S. Government’s Qualifying Therapeutic Discovery Project tax credit program.

Research and development expenses totaled $26.1 million for the fourth quarter of 2011, compared to $22.5 million for the fourth quarter of 2010. The higher research and development expenses were principally attributable to increases of $5.4 million in costs incurred for third-party research and development services in connection with clinical-stage product candidates, partially offset by a decrease of $1.1 million in costs incurred for third-party research and development services in connection with preclinical programs. The higher costs incurred for third-party research and development services in connection with clinical-stage product candidates for the 2011 period were principally due to a greater level of development activities for TC-5214 as its Phase 3 development program progressed, the conduct of a Phase 2b clinical trial of AZD3480 in Alzheimer’s disease and the conduct of two Phase 2 clinical trials of TC-6987. For the 2011 period, third-party research and development services in connection with clinical-stage product candidates totaled $17.4 million and, in addition to the activities for TC-5214, TC-6987 and AZD3480 noted above, were incurred in connection with the initiation of two Phase 2 clinical trials of TC-5619, one in negative symptoms and cognitive dysfunction in schizophrenia and the other in adults with ADHDi.

For the year ended December 31, 2011, research and development expenses totaled $95.2 million, compared to $64.5 million for 2010. The higher research and development expenses were principally attributable to increases of $27.3 million in costs incurred for third-party research and development services in connection with clinical-stage product candidates, $2.5 million in costs incurred for third-party research and development services in connection with preclinical programs and $2.3 million in other research and development-related operating costs, including compensation-related expenses for research and development personnel and infrastructure costs. These increases were partially offset by the inclusion for the 2010 period of a $1.5 million upfront payment made to Cornerstone Therapeutics Inc. in August 2010 under a license agreement. The higher costs for third-party research and development services in connection with clinical-stage product candidates for 2011 were principally due to the same factors discussed for the fourth quarter of 2011, as well as the conduct of completed Phase 1 and Phase 2 clinical trials of TC-5619. For 2011, third-party research and development services in connection with clinical-stage product candidates totaled $55.0 million.

General and administrative expenses totaled $3.0 million for the fourth quarter of 2011, compared to $2.4 million for the fourth quarter of 2010. The higher general and administrative expenses were primarily attributable to an increase of $672,000 in compensation-related expenses for general and administrative personnel, including non-cash stock-based compensation. For the year ended December 31, 2011, general and administrative expenses totaled $12.2 million, compared to $8.1 million for 2010. The higher general and administrative expenses were principally attributable to increases of $2.8 million in compensation-related expenses for general and administrative personnel and $1.3 million in infrastructure costs associated with support of the increased research and development activities discussed above.

There was no income tax expense for the fourth quarter or year ended December 31, 2011 compared to income tax expense of $1.1 million for the fourth quarter of 2010 and $3.5 million for the year ended December 31, 2010. Income tax expense for the 2010 periods was primarily due to the income tax effect of stock option exercises that is recognized only for annual periods with net income and for interim periods within years in which net income is forecasted.

2012 Financial Guidance

Based on current operating plans, Targacept expects its net operating revenues for the year ending December 31, 2012 to be in the range of $50 million to $60 million, its operating expenses for the year ending December 31, 2012 to be in the range of $75 million to $85 million, and its cash, cash equivalents and investments balance at December 31, 2012 to be at least $165 million. In addition, Targacept continues to expect that its current cash resources will be sufficient to meet its operating requirements at least through the end of 2014. This financial guidance includes both cash and non-cash revenue and expense items and does not include amounts that Targacept could receive if any milestone events are achieved under its collaboration agreement with AstraZeneca for TC-5214.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, February 21, 2012, at 5:00 p.m. Eastern Standard Time. The conference call may be accessed by dialing 800-299-7098 for domestic participants and 617-801-9715 for international callers (reference passcode 91718838). A replay of the conference call may be accessed from approximately 8:00 p.m. Eastern Standard Time on February 21, 2012 through March 6, 2012 by dialing 888-286-8010 for domestic callers and 617-801-6888 for international callers (reference passcode 78232201).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing a diverse pipeline of innovative NNR Therapeutics™ for difficult-to-treat diseases and disorders of the nervous system. NNR Therapeutics selectively modulate the activity of specific neuronal nicotinic receptors, unique proteins that regulate vital biological functions that are impaired in various disease states. Targacept’s clinical pipeline includes five mid to late-stage product candidates, all representing first-in-class opportunities. Targacept leverages its scientific leadership and proprietary drug discovery platform Pentad™ to generate novel small molecule product candidates to fuel its pipeline and attract significant collaborations with global pharmaceutical companies. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring Independence®

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, without limitation: the progress or scope of development of TC-5214, TC-5619, TC-6987, AZD3480, AZD1446 or any other Targacept product candidate or program, such as the target indication(s) for development, the size, design, population, location, conduct, objective, duration or endpoints of any clinical trial or the timing for initiation or completion of or reporting of results from any clinical trial or for submission or approval of any regulatory filing (such as a new drug application with the FDA for TC-5214); AstraZeneca’s plans with regard to the development of AZD1446; the competitive position of any Targacept product candidate or the commercial opportunity in any target indication; any payments that AstraZeneca may make to Targacept; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: Targacept’s dependence on the success of its collaborations with AstraZeneca and AstraZeneca’s right to terminate each of them; the impact of AstraZeneca’s restructuring initiatives in neuroscience research and development announced in February 2012; the control or significant influence that AstraZeneca has over the development of TC-5214,

AZD3480 and AZD1446, including as to whether to file a new drug application for TC-5214, as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD1446 or of AZD3480 beyond the ongoing trial in Alzheimer’s disease; the conduct and results of clinical trials and non-clinical studies and assessments of TC-5214, TC-5619, TC-6987, AZD3480, AZD1446 and any other Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; whether positive findings from particular completed clinical trials of TC-5214 or TC-5619 will be replicated in ongoing or any future clinical trials of that product candidate; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings, including the discretion of the FDA in determining whether to approve any new drug application that may be filed for TC-5214 or any other Targacept product candidate. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™, Pentad™ and Building Health, Restoring Independence® are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts:

Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 362-3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net operating revenues	$18,945	$23,495	$97,637	$85,713

Operating expenses:
Research and development	26,069	22,488	95,215	64,546
General and administrative	3,021	2,364	12,167	8,052

Total operating expenses	29,090	24,852	107,382	72,598

Operating (loss) income	(10,145)	(1,357)	(9,745)	13,115
Interest income, net	340	324	1,216	1,310

(Loss) income before income taxes	(9,805)	(1,033)	(8,529)	14,425
Income tax expense	—	(1,131)	—	(3,526)

Net (loss) income	$(9,805)	$(2,164)	$(8,529)	$10,899

Basic net (loss) income per share	$(0.29)	$(0.08)	$(0.27)	$0.38

Diluted net (loss) income per share	$(0.29)	$(0.08)	$(0.27)	$0.36

Weighted average common shares outstanding - basic	33,382,640	28,724,965	31,637,283	28,543,408

Weighted average common shares outstanding - diluted	33,382,640	28,724,965	31,637,283	30,150,324

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	December 31,	December 31,
	2011	2010
Cash, cash equivalents and investments	$249,270	$252,509
Collaboration receivables and other current assets	3,689	4,057
Property and equipment, net	5,035	6,072
Other assets, net	132	149

Total assets	$258,126	$262,787

Current portion of deferred revenue	$57,714	$81,710
Other Current liabilities	20,897	16,947
Deferred revenue, net of current portion	3,241	70,934
Long-term debt, net of current portion	1,986	1,349
Total stockholders’ equity	174,288	91,847

Total liabilities and stockholders’ equity	$258,126	$262,787